                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-63655


PROSPECTUS SUPPLEMENT
(To Prospectus dated September 28, 1998)

                                 $200,000,000

                       [LOGO] GTE NORTHWEST INCORPORATED
                     5.55% DEBENTURES, SERIES D, DUE 2008


                               ----------------

The Series D Debentures bear interest at the rate of 5.55% per year. Interest on the Series D Debentures is payable on April 15 and October 15 of each year, beginning April 15, 1999. The Series D Debentures will mature on October 15, 2008 and are not redeemable before maturity.

The Series D Debentures are unsecured and rank equally with all of our other senior unsecured debt. There is currently no public market for the Series D Debentures. The Underwriters will purchase all of the Series D Debentures if any are purchased.

                               ----------------

                                                       PER SERIES D
                                                       DEBENTURE(1)   TOTAL(1)
                                                       ------------ ------------
     Public Offering Price............................    99.885%   $199,770,000
     Underwriting Discount............................       .65%   $  1,300,000
     Proceeds, before expenses, to GTE Northwest......    99.235%   $198,470,000

    --------
    (1) You will also pay accrued interest from October 15, 1998 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

We expect that the Series D Debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 23, 1998.

                               ----------------

MERRILL LYNCH & CO.

           BEAR, STEARNS & CO. INC.

                       GOLDMAN, SACHS & CO.

                                 SALOMON SMITH BARNEY

                               ----------------

          The date of this prospectus supplement is October 19, 1998.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

 About this Prospectus Supplement........................................... S-2
 Description of the Series D Debentures..................................... S-2
 Underwriting............................................................... S-3

PROSPECTUS

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   2
 Use of Proceeds............................................................   3
 Consolidated Ratios of Earnings to Fixed Charges...........................   3
 Description of the Debentures..............................................   3
 Experts....................................................................   7
 Certain Legal Matters......................................................   7
 Plan of Distribution.......................................................   7

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Series D Debentures and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of October 19, 1998. We have not authorized anyone else to provide you with different information.

DESCRIPTION OF THE SERIES D DEBENTURES

PRINCIPAL AMOUNT, MATURITY AND INTEREST

We are issuing $200,000,000 of Series D Debentures which will mature on October 15, 2008. We will pay interest on the Series D Debentures on April 15 to holders of record on the preceding April 1 and on October 15 to holders of record on the preceding October 1. The first interest payment date is April 15, 1999. Interest accrues from October 15, 1998.

FORM

The Series D Debentures will only be issued in book-entry form.

REDEMPTION

We cannot redeem the Series D Debentures before they mature.

ADDITIONAL INFORMATION

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the Debentures. That information includes:

 . additional information about the terms of the Debentures;

 . general information about the Indenture and the Trustee;

 . a description of certain restrictions; and

 . a description of events of default under the Indenture.

UNDERWRITING

The Underwriters named below have individually agreed to purchase the Series D Debentures from us according to the terms of our purchase agreement in the following amounts:

                           UNDERWRITER                                AMOUNT
                          -------------                            ------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated................ $100,001,000
Bear, Stearns & Co. Inc. .........................................   33,333,000
Goldman, Sachs & Co. .............................................   33,333,000
Salomon Smith Barney Inc. ........................................   33,333,000
                                                                   ------------
   Total.......................................................... $200,000,000
                                                                   ============

If all of the conditions under the purchase agreement have been met, the Underwriters will purchase all of the Series D Debentures if any are purchased.

The underwriting discount is:

  Per Series D Debenture...       .65%
  Total.................... $1,300,000

We will also pay our issuing expenses estimated at $106,670. We filed a form of the purchase agreement with the Securities and Exchange Commission as an exhibit to our registration statement covering the Series D Debentures.

The Underwriters will offer the Series D Debentures directly to the public at the price stated on the cover page of this prospectus supplement. They will also offer the Series D Debentures to certain dealers at that price less a concession not to exceed .4% of the principal amount of the Series D Debentures. The Underwriters may allow, and dealers may reallow, a concession not to exceed .25% of the principal amount of the Series D Debentures to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and other selling terms of the Series D Debentures.

This prospectus supplement and the prospectus should not be considered an offer of the Series D Debentures in states where prohibited by law.

We do not intend to list the Series D Debentures on a national securities exchange. Although the Underwriters intend to make a market in the Series D Debentures in the secondary trading market, they are not required to do so and may stop their market making activities at any time. Liquidity for the Series D Debentures cannot be assured.

To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series D Debentures. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Series D Debentures for their own account. In addition, to cover over-allotments or to stabilize the price of the Series D Debentures, the Underwriters may bid for and purchase Series D Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer if the syndicate repurchases previously distributed Series D Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series D Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Some of the Underwriters or their affiliates have provided commercial or investment banking services to us or our parent, GTE Corporation, and certain of its affiliates, and may provide these services in the future. They receive customary fees and commissions for these services.

PROSPECTUS

                                 $300,000,000


                      [LOGO]  GTE NORTHWEST INCORPORATED

                                  DEBENTURES


              --------------------------------------------------


GTE Northwest Incorporated intends to offer at one or more times Debentures with a total offering price not to exceed $300,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


              --------------------------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               September 28, 1998

TABLE OF CONTENTS

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   2
 Use of Proceeds............................................................   3
 Consolidated Ratios of Earnings
  to Fixed Charges..........................................................   3
 Description of the Debentures..............................................   3
 Experts....................................................................   7
 Certain Legal Matters......................................................   7
 Plan of Distribution.......................................................   7


ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $300,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of September 28, 1998. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."


WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

 . Annual Report on Form 10-K for the year ended December 31, 1997;

 . Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30,
  1998; and

 . Current Report on Form 8-K filed on May 19, 1998.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Treasurer
  GTE Northwest Incorporated
  1255 Corporate Drive
  Mail Code: SVC03A01
  Irving, Texas 75038
  (972) 507-5030

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.


THE COMPANY

We are a wholly-owned subsidiary of GTE Corporation. Together with our wholly-owned subsidiary, GTE West Coast Incorporated, we provide communication services in the states of Washington, Oregon, Idaho and California.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll services between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer InterLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 1255 Corporate Drive, Irving, Texas 75038, telephone (972) 507-5050.


USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures:

 . to repay short-term borrowings used to finance our construction program; and

 . for general corporate purposes.

At July 31, 1998, our short-term borrowings (not including current maturities) were approximately $55,616,000 with an average annual interest rate of 5.68%.

We estimate our construction budget at approximately $269,568,000 for 1998. Approximately $179,860,000 of that amount has been spent through July 31, 1998 on central office equipment, outside plant and land and buildings. Internal sources and short-term loans will provide the funds needed to complete the 1998 construction program.


CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

 SIX MONTHS
    ENDED      YEARS ENDED DECEMBER 31,
JUNE 30, 1998  ------------------------
 (UNAUDITED)   1997 1996 1995 1994 1993
-------------  ---- ---- ---- ---- ----
    6.95       7.59 6.02 4.77 4.15 1.32*

--------
* 1993 results include an after-tax restructuring charge of approximately $77,000,000 to implement a re-engineering plan and a one-time, after-tax charge of approximately $5,100,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items, this ratio would have been 3.46.

For these ratios, "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges, and "fixed charges" include interest expense and the portion of rentals representing interest.


DESCRIPTION OF THE DEBENTURES

GENERAL

We will issue the Debentures under an Indenture between us and the Trustee, U.S. Bank Trust National Association (formerly known as First Trust of California, National Association), as successor to Bank of America National Trust and Savings Association, dated as of April 1, 1994, and supplemented as of April 15, 1996. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the Indenture or the Debentures. You should read the Indenture and the form of the Debentures we filed as exhibits to the registration statement for the Debentures for provisions that may be important to you. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Debentures may be issued up to the principal amount that may be authorized by us. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate may designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

 . title of the series;

 . total principal amount of the series;

 . maturity date or dates;

 . interest rate and interest payment dates;

 . any redemption dates, prices, obligations and restrictions; and

 . any other terms of the series.

FORM AND EXCHANGE

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

BOOK-ENTRY ONLY PROCEDURES

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 .  we instruct the Trustee that the global security is now exchangeable.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)


RESTRICTIONS

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

 . purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after April 1, 1994;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 .  mechanics' and similar liens created in the ordinary course of business;

 . our first mortgage bonds outstanding on April 1, 1994, issued and secured by us and our predecessors, and any replacement or renewals of these first mortgage bonds which do not increase their amount or extend their final maturity dates;

 . first mortgage bonds which we may issue in connection with our consolidation or merger with or into our affiliates in exchange or substitution for the long-term senior debt of those affiliates; or

 . debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale value of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned by GTE Corporation, which has no current intention of selling its ownership in us.


CHANGES TO THE INDENTURE

The Indenture may be changed with the consent of holders owning more that 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)


CONSOLIDATION, MERGER OR SALE

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

 .  we are the continuing corporation; or

 .  the successor corporation expressly assumes:

   --payment of principal, interest and any  premium on the Debentures; and

   --performance and observance of all covenants and conditions in the Indenture.

(SECTION 10.01 and 10.02)


EVENTS OF DEFAULT

"Event of Default" means, with respect to any series of Debentures, any of the following:

 . failure to pay interest on that series of Debentures for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of Debentures when due;

 . failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

 .  certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more that 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)


CONCERNING THE TRUSTEE

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The Trustee is not required to take any action permitted by the Indenture at the request of any holders of Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

U.S. Bank Trust National Association serves as trustee under our first mortgage bond indenture. GTE Corporation, our parent, has commercial banking relationships with certain affiliates of U.S. Bank Trust National Association.


EXPERTS

Arthur Andersen LLP, independent public accountants, audited our consolidated financial statements and schedules incorporated by reference in this prospectus. We have relied on Arthur Andersen LLP as experts in accounting and auditing in giving the report. Arthur Andersen LLP's report on our consolidated financial statements, schedule and exhibit included in our most recent Form 10-K includes an explanatory paragraph with respect to the discontinuance of the provisions of Statement of Financial Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," as discussed in Note 2 to the consolidated financial statements.


CERTAIN LEGAL MATTERS

William G. Mundy, Esq., our Vice President-General Counsel, or his successor, will issue an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy of New York, New York will issue an opinion on certain legal matters for the agents or underwriters.


PLAN OF DISTRIBUTION

We may sell any series of Debentures:

 . through underwriters or dealers;

 . through agents; or

 . directly to one or more purchasers.

The prospectus supplement will include:

 . the initial public offering price;

 . the names of any underwriters, dealers or agents;

 . the purchase price of the Debentures;

 . our proceeds from the sale of the Debentures;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 . any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                      [LOGO]  GTE NORTHWEST INCORPORATED

                     5.55% DEBENTURES, SERIES D, DUE 2008


                           -------------------------

                             PROSPECTUS SUPPLEMENT

                           -------------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY

                                OCTOBER 19, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------